UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8−K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2012

IGI LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08568	01-0355758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

105 Lincoln Avenue Buena, New Jersey	08310
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 697-1441

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ]	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ]	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2012, IGI Laboratories, Inc. (the “Company”) announced that Jason Grenfell-Gardner has been appointed the Company’s new President and Chief Executive Officer, effective July 30, 2012. Charles E. Moore left his employment with the Company and resigned as a member of the Company’s board of directors (the “Board”), effective July 30, 2012. The Board appointed Mr. Grenfell-Gardner to fill the vacant Board seat created by Mr. Moore’s resignation, effective July 30, 2012.

Since July 2008, Mr. Grenfell-Gardner, age 37, was the Senior Vice President of Sales and Marketing for West-Ward Pharmaceuticals Corp., the U.S. Subsidiary of Hikma Pharmaceuticals PLC, a generic pharmaceutical manufacturer. Prior to that, Mr. Grenfell-Gardner served as West-Ward Pharmaceuticals’s General Manager - Injectables, North America (December 2007 to July 2008) and its Director of Business Development (October 2006 to December 2007). Mr. Grenfell-Gardner joined West-Ward Pharmaceuticals in 2004 to lead its initial public offering. Prior to joining West-Ward Pharmaceuticals, Mr. Grenfell-Gardner was an investment banker with Trigon Capital.

The Company entered into an employment agreement with Mr. Grenfell-Gardner, effective as of July 30, 2012. Under the terms of such employment agreement, Mr. Grenfell-Gardner will receive an annual salary of $315,000. As soon as practicable following the effective date of his employment agreement and subject to the approval of the Board, Mr. Grenfell-Gardner will also receive an award of 325,000 shares of restricted stock, an option to purchase 975,000 shares of the Company’s common stock (the “Primary Option”) and a supplemental option to purchase 50,000 shares of the Company’s common stock (the “Supplemental Option”), the vesting terms of which are explained below. In addition, Mr. Grenfell-Gardner will be entitled to participate in certain of the Company’s benefit programs on the same terms and conditions generally provided by the Company to its executive employees. Mr. Grenfell-Gardner will also be eligible to receive an annual performance bonus for each calendar year during the term of his employment, which may be payable in either, cash, stock options and/or restricted stock. Mr. Grenfell-Gardner’s target bonus will be equal to 70% of his base salary for the applicable fiscal year. All performance targets pursuant to such plan shall be determined by the Board’s Compensation Committee. Mr. Grenfell-Gardner is also subject to certain restrictive covenants as set forth in his employment agreement, including confidentiality, non-solicitation and non-competition covenants. Mr. Grenfell-Gardner’s employment agreement further provides for payments upon certain types of employment termination events as further set forth in his employment agreement.

The above referenced stock option grants will have an exercise price equal to the closing price of the Company’s common stock on the date of grant, and the Primary Option and the restricted stock will become fully vested over a period of three years as follows: (i) one-third shall vest on the first anniversary of the date of the grant; (ii) one-third shall vest on the second anniversary of the date of the grant and (iii) one-third shall vest on the third anniversary of the date of the grant. One-half of the shares subject to the Supplemental Option shall become fully vested immediately upon their grant and the remaining one-half of the shares subject to such award shall vest on the first anniversary of the effective date of Mr. Grenfell-Gardner’s employment. In addition, any options or restricted stock that remain unvested immediately prior to a change in control will become vested, provided that the executive remains in continuous service with the Company through the consummation of the change in control.

The foregoing description of the employment agreement for Mr. Grenfell-Gardner is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The Company issued a press release announcing the appointment of Mr. Grenfell-Gardner, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement between IGI Laboratories, Inc. and Jason Grenfell-Gardner, effective July 30, 2012.

99.1	Press Release dated July 30, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2012

IGI LABORATORIES, INC.

By:	/s/ Jenniffer Collins
Name:	Jenniffer Collins
Title:	Chief Financial Officer